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                                                                    EXHIBIT 10.5

                                 LEASE AGREEMENT

      ENTERED into this 18th day of May, 2004, by and between PROFESSIONAL OFFICES PARK V, INC. (hereafter "Landlord"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, and ORIENTAL FINANCIAL GROUP INC., a financial holding company organized and existing under the laws of the Commonwealth of Puerto Rico (hereafter "Tenant").

      1. THE LAND. Landlord is the owner of that certain parcel of land with an area of approximately 17,047.5556 square meters, located at State Road Number 1, kilometer 15.1, Marginal Road, Monacillos Ward, San Juan, Puerto Rico, more accurately described in the survey attached hereto as EXHIBIT A, with full and unimpaired access to State Road Number One and State Road #8838 (hereafter the "Land") . The legal description of the Land and its recording data appears in EXHIBIT B attached hereto.

      2. PLANS AND SPECIFICATIONS FOR THE BUILDING. Landlord engaged the services of Underwood Architects (the "Building Architects")to prepare the plans and specifications, including but not limited to schematic drawings, design development, floor plans, parking plans, and final drawings (hereafter the "Plans and Specifications") for the construction by Landlord of a fifteen (15) story building on the Land (Tower III), with approximately 130,896 square feet of rentable space (hereafter the "Building"). The construction plans and specifications of the Building (hereafter the "Construction Plans") are attached hereto as EXHIBIT C.

            2.1. Landlord has delivered a full copy of the Construction Plans to Tenant. Tenant shall provide Landlord

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      a preliminary floor plan distribution for the Premises (as such term is hereinafter defined) no later than December 1st, 2004 and the final floor plan distribution not later than April 1st, 2005.

      3. CONSTRUCTION OF BUILDING. Landlord represents to Tenant that construction of the Building on the Land will be carried out in accordance with the Plans and Specifications, good construction practice, in a workmanlike manner and in compliance with all applicable governmental laws and regulations, including zoning and building codes and regulations.

            3.1. As soon as practicable, but not later than one hundred and twenty (120) days prior to the projected substantial completion date for the Building established in paragraph 8, as such substantial completion date may be extended pursuant to paragraph 8.1, Tenant and Tenant's agents and contractors shall have the required access to the Premises to make such leasehold improvements to the Premises as may be deemed necessary by Tenant, and to install Tenant's communications antenna, satellite dish, building signage, telephone communications, security, and computer systems and other trade fixtures and equipment (hereinafter collectively
      "Tenant's Improvements"), all of which is hereby authorized by Landlord subject only to the compliance by Tenant with the applicable provisions of this Agreement. The cost and expenses of Tenant's Improvements shall be for the account of Tenant. Landlord will coordinate with the Building's Contractor to insure that Tenant, its agents and contractors shall have the required access to the Building and the Premises to perform Tenant's Improvements.

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            3.2. CONSTRUCTION OF TENANT'S IMPROVEMENTS. The Building and the
      Premises shall be considered ready for the construction of Tenant's Improvements when it has been enclosed and access to the Building and the Premises is possible, at a minimum, by means of a construction elevator (hoist).

            3.3. Landlord shall make the improvements to the Premises listed in EXHIBIT D at its own cost and expense. Landlord shall install a sprinkler system in all floors of the Building, except for the area in the Premises designated by Tenant to be occupied by Tenant's data processing equipment. If required, Tenant shall provide, at its own cost and expense, fire prevention and safety measures for such areas.

      4. THE PREMISES. Tenant shall lease from Landlord the fifth (5th) and sixth (6th) floors of the Building, each with a rentable area of 21,706 square feet, for a total rentable area of 43,412 square feet (the "Premises"). The total rentable area of the Premises and the Building and the percentage that the Premises represents of the total rentable area of the Building shall be determined by the Building Architects and verified by Tenant's architects upon the substantial completion of the Building using the American National Standard BOMA ANSI 265.1-1980, as reaffirmed in 1989, published by the Building Owners and Managers Association (the "BOMA System").

            4.1. Tenant shall have the option to lease the fourth (4th) floor of the Building with a rentable area of 21,706 square feet. Tenant's option of leasing the fourth (4th) floor of the Building will expire on February 1st,

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      2005. If Tenant exercises such option, the total rentable area of the
      Premises shall be 65,118 square feet, as may be adjusted following the procedure described above.

            4.2. Commencing with rental offers made by Landlord after the Commencement Date, Tenant shall have the first right of refusal with respect to leasing of space in the Building by Landlord. Tenant shall have fifteen (15) business days from Landlord's written notice in which to accept the space and execute the appropriate lease amendment incorporating such space into this Agreement. If Tenant fails to accept the space, Landlord may lease it to another tenant. If Tenant accepts the space, the Basic Rent (as defined hereinbelow) applicable to the lease of such additional space by Tenant shall be the same to that offered by Landlord to the prospective tenant. All other terms and conditions applicable to the lease of the Premises under this Agreement shall be applicable to the lease of such additional space.

      5. FINANCING. Landlord represents that it has secured at its own risk, cost and expense, the interim financing necessary for the construction of the Building as well as its permanent financing, as required to fulfill Landlord's obligations under this Agreement.

      6. AUTHORIZED USE. Landlord represents, warrants, and agrees that the Land, the Building, the Premises and the use and occupancy of the Premises by Tenant for the purposes authorized in paragraph 21 of this Agreement shall comply with all applicable laws and regulations from time to time in effect.

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      7. TENANT ACCESS. During the period of construction, Tenant and its representatives shall have access to the Land, the Building and the Premises at all reasonable times for the purpose of inspecting the work as it progresses to determine compliance with this Agreement and the Plans and Specifications.

            7.1. Such access by Tenant shall not interfere with construction by Landlord. No such inspection by Tenant or failure to inspect shall relieve Landlord of its responsibility for constructing the Building in accordance with the Plans and Specifications.

      8. TIME FOR SUBSTANTIAL COMPLETION. The Building shall be substantially completed not later than March 31st, 2006. Unavoidable delays solely caused by, or arising out of, adverse weather conditions, unforeseeable labor or material shortages, action of the civil authorities or any other cause beyond the control of Landlord shall extend the construction completion date on a day for day basis, provided that Landlord notifies Tenant of such occurrence within five (5) calendar days after the start of any such delay and within five (5) calendar days after the resumption of work.

            8.1. In the event that Landlord or the Building Architects determine or anticipate that the substantial completion of the Building will not occur by March 31st, 2006, Landlord shall promptly give Tenant notice of such delay. If the substantial completion of the Building is not expected to occur before October 1st, 2006, Tenant shall have the option to terminate this Agreement at any time by notice to Landlord and, upon such termination, both parties shall be relieved of all obligations to each other emanating

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      from this Agreement, and neither party shall have any liability to the other emanating from this Agreement, except that Landlord shall reimburse Tenant for the cost and expenses of any Tenant's Improvements made by Tenant pursuant to paragraph 3.1 above; provided, however, that in no event shall Landlord be responsible for the reimbursement of such cost and expenses in excess of $10.00 per usable square feet.

      9. PERFORMANCE BOND. Landlord has secured a bond from the contractor under the contract for construction of the Building guaranteeing the performance by such contractor of all the undertakings, covenants, terms, conditions and agreements to be performed and observed by the contractor under said contract.

      10. SUBSTANTIAL COMPLETION. Construction of the Building and the Premises shall be considered substantially completed when all work has been finished in accordance with the Plans and Specifications, including the work to be performed by Landlord on the Premises pursuant to paragraph 3.3, and a preliminary certificate of occupancy shall have been issued by the appropriate governmental agency permitting the use and occupancy of the Building and the Premises by Tenant for the purposes herein authorized.

            10.1. Substantial completion of the Building and the Premises shall include but not be limited to, the following: (i) air conditioning, plumbing and electrical systems, and elevators installed and operating and in good working condition; (ii) a temporary or permanent certificate of occupancy issued by the appropriate government agency,

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      permitting the occupancy of the Building and the Premises for the purposes and use intended by Tenant.

      11. INSURANCE DURING CONSTRUCTION. During construction, Landlord shall maintain such insurance coverage with carriers licensed to do business in Puerto Rico and acceptable to Tenant, as it may be necessary to protect Tenant from claims for property damage or bodily injury, including death, which may arise from and during the construction of the Building and Landlord's work on the Premises, whether such claims be against Landlord or any contractor or anyone directly or indirectly employed by either of them. Tenant shall be named as an additional insured under all such policies. Landlord shall deliver to Tenant an insurance certificate evidencing such insurance within thirty (30) days from the date hereof.

      12. COMMENCEMENT DATE. Subject to the provisions of paragraphs 10 and 14 of this Agreement, the lease term and the obligation to pay rent shall commence on the date that the Premises are ready for occupancy by Tenant as defined in paragraph 14 (the "Commencement Date").

      13. INITIAL TERM. The lease term shall be for a period of ten (10) years commencing on the Commencement Date (the "Initial Term").

      14. READY FOR OCCUPANCY. For purposes of paragraph 12 of this Agreement, the Premises shall be ready for occupancy upon the occurrence of all of the following to the satisfaction of Tenant: (a) the issuance of a preliminary certificate of occupancy by the appropriate authorities permitting the use and occupancy of the Building and the Premises by Tenant for the

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purpose of conducting the business of Tenant. Landlord shall pursue with due diligence all action required for the issuance of such certificate of occupancy;
(b) the substantial completion of (i) the Building and the Premises, (ii) all construction, installation, and other work required to be done by Landlord hereunder; and (iii) the plumbing, air conditioning and electrical systems serving the Building and the Premises; (c) the means of ingress and egress to the Building, the Building's parking garage and the Premises are in no manner obstructed; and (d) Tenant shall have inspected the Land, the Building and the Premises and notified Landlord to have found them to its satisfaction. Landlord shall notify Tenant thirty (30) days prior to the date Landlord expects to have the Premises ready for occupancy, during which period Tenant shall have the right to inspect.

      15. EXTENSIONS OF TERM. Tenant shall have the option to extend the Initial Term upon the same terms and conditions contained in this Agreement (except that the rent shall be increased as hereafter provided) for a second term of five (5) years (hereafter the "First Extended Term") to commence on the day after expiration of the Initial Term; for a third term of five (5) years (hereafter the "Second Extended Term"), to commence on the day after expiration of the First Extended Term and for a fourth term of five (5) years (hereafter the "Third Extended Term"), to commence on the day after expiration of the Second Extended Term.

            15.1. Not later than twelve (12) months from the date of expiration of the Initial Term or of any extension thereof, Landlord shall send Tenant a reminder notice and

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      Tenant shall have ninety (90) days from the date of such notice to exercise its option to extend the term.

            15.2. Tenant will have the option to terminate this Agreement at any time after the end of the fifth (5th) year of the Initial Term and during any extended term with the payment of a penalty of one (1) year Basic and Additional Rent (as such terms are defined herein below) and after having notified Landlord of the exercise of such option at least 120 days prior to the intended date of termination. The termination penalty will be paid by Tenant in twelve (12) equal monthly installments of Basic and Additional Rent following the date of termination. Should Landlord lease all or part of the Premises during the twelve (12) months following the termination of the Lease Agreement, the amount to be paid as penalty by Tenant will be reduced by an amount equal to the Basic and Additional Rent per square feet payable by the new tenant to Landlord.

      16. RENT. Tenant shall pay to Landlord a basic rent for the Premises (the "Basic Rent") as follows:

            16.1. For the Initial Term - $22.63 per rentable square foot per annum;

            16.2. For the First Extended Term - $25.00 per rentable square foot per annum;

            16.3. For the Second Extended Term - $27.63 per rentable square foot per annum; and

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            16.4 For the Third Extended Term - $30.52 per rentable square foot per annum.

      17. PAYMENT OF RENT. Prior to the Commencement Date of the Initial Term, the aggregate number of rentable square feet in the Premises shall be determined as provided in paragraph 4 and the rent shall be fixed and established as a full dollar amount per year and month. All rent shall be payable in legal tender of the United States of America, without notice or demand, at the address designated hereunder for notices, in equal monthly installments, in advance on the first day of each calendar month of the Lease Term. If the Lease Term commences on a day other than the first day of a calendar month, Tenant shall pay to Landlord, on or before the Commencement Date, a pro rata portion of the monthly installment of rent due for such a partial month, such pro rata portion to be based on the number of days remaining in such partial month after the Commencement Date.

            17.1. No security deposit shall be required.

            17.2. The extension of time for payment of any installment of rent, or the acceptance by Landlord of any payment other than as herein specified, shall not be a waiver of the rights of Landlord to insist on that all other payments of rent be made in the manner and at the time herein specified.

            17.3. No payment by Tenant or receipt by Landlord of a lesser amount than the stipulated monthly rent shall be deemed other than a payment on account of the earliest rent due, nor shall any endorsement or statement on any check or on any letter accompanying any payment be deemed an accord

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      and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of the rent due or to pursue any other remedy provided for in this Agreement.

            17.4. Any amounts payable by Tenant to Landlord not paid when due shall bear interest at Citibank, N.A. New York base (prime) rate, from due date until paid. Payment of such interest shall not excuse or cure any default by Tenant under this Agreement provided, however, that, notwithstanding the foregoing, the first time in any Lease Year that any payment due hereunder is not paid on its due date, or within five (5) days thereafter, no interest shall be due on such late payment if such payment is made in full not later than five (5) days after its due date.

      18. NAME; COLOR SCHEME OF BUILDING. During the Initial Term and, if applicable, the First Extended Term and the Second Extended Term, and provided that it leases from Landlord at least 43,412 square feet of rentable space in the Building (as such rentable square footage may be adjusted pursuant to the provision of paragraph 4), Tenant shall have the exclusive right to (i) select the exterior and interior color scheme for the Building, except for the color scheme for the interiors of those premises that may be leased to other tenants, provided, that the selection of the exterior and the interior color scheme for the Building is made by Tenant not later than one hundred eighty (180) days prior to November 16, 2005, the estimated date for the commencement of Tenant's Improvements as provided in paragraph 3.2 (as it may be extended as provided herein) and, provided further, that once such selection is made by Tenant, the color scheme shall remain the same for the duration of this

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Agreement unless Tenant and Landlord shall mutually agree otherwise; (ii) name and identify the Building with a name, trade name or trademark (or combinations thereof) selected by Tenant; and (iii) place or install on the Land, the exterior and interior of the Building, the lobbies of the floors where the Premises are located, and in the Premises such names, markings, letterings, signs and other indicia as Tenant shall deem proper or advisable, all in good taste and in compliance with all applicable laws and regulations. Tenant shall bear the cost of any name, trade name or trademark (or combinations thereof) installed by Tenant in the Land, the Building or the Premises. The Building will be known as the "Oriental Group Building." All Building identifications will have Oriental Group's name. Tenant will be allowed to place banners and video displays in the exterior of the Building and signs in the lobby with prior approval from Landlord which will not be unreasonably denied, delayed or conditioned. Tenant will be the only institution allowed to place signs in the exterior of the Building and its lobby.

            18.1. Tenant shall pay Landlord an annual fee of $24,000 in equal monthly installments for the rights described above. In the event that Tenant exercises its option to lease an additional floor in the Building as provided in paragraph 4.1, Tenant will not have to pay the $24,000 annual fee provided for above.

            18.2 If Tenant does not lease at least 43,412 rentable square feet in the Building (as may be adjusted pursuant to paragraph 4.), Tenant's rights with respect to the color scheme and the name and identity of the Building as described in this paragraph 18 shall cease and Tenant shall no longer be obligated to pay Landlord the annual fee

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      for those rights provided for in paragraph 18.1 above. The above notwithstanding, while this lease agreement is in effect, the color scheme and the name and identity of the Building shall never correspond to that of a competitor of Tenant.

      19. ALTERATIONS OR IMPROVEMENTS BY TENANT. Except as otherwise provided in paragraph 3.1, during the lease term Tenant may, at its own cost and expense, and with the prior written consent of Landlord, which shall not be unreasonably withheld, delayed, or conditioned, make structural improvements, betterments, alterations and additions to the Premises; non-structural improvements, betterments, alterations, and additions to the Premises shall not require the prior written consent of Landlord. Title to all improvements, alterations and additions made by Tenant to the Premises under the provision of paragraph 3.1 or this paragraph, other than trade fixtures, equipment and other movable property, shall pass to Landlord upon the expiration or earlier termination of this Agreement without any compensation to Tenant.

            19.1. TENANT'S IMPROVEMENT ALLOWANCE. Notwithstanding anything herein to the contrary, Landlord shall reimburse Tenant in cash the first $376,620 spent by Tenant in Tenant's Improvements. Such reimbursement shall be made by Landlord to Tenant within thirty (30) days after Tenant's Architect certifies to Landlord that Tenant's Improvements to the Premises have been completed in accordance with the plans and specifications therefor. The Tenant's Improvement allowance will increase by $188,310 if Tenant exercises its option to lease the 4th floor of the Building.

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            19.2. Landlord will pay Tenant a minimum of $250,000 to compensate for unamortized leasehold improvements of Tenant at Premises leased from Landlord and Landlord's affiliates at the time this lease agreement is executed (the "vacated premises") , on the first to occur of, (i) one hundred twenty (120) days from the Commencement Date or (ii) ten (10) days after receipt of payment from new tenant, as follows:

                  a. If new tenant (s) for the vacated premises pay(s) Landlord
            $250,000 or more for the leasehold improvements to the vacated premises, Landlord will pay Tenant the amount paid to it by such tenant(s) plus $100,000;

                  b. If new tenant (s) for the vacated premises pay(s) Landlord
            $150,000 or more but less than $250,000 for the leasehold improvements to the vacated premises, Landlord will pay Tenant the amount paid to it by such tenant(s) plus $100,000; and

                  c. If new tenant(s) for the vacated premises pay (s) Landlord less than $150,000 for the leasehold improvements to the vacated premises, Landlord shall pay Tenant $250,000.

            19.3. Landlord hereby consents to the installation, maintenance, and removal by Tenant of up to two (2) satellite dish-type antennas or other common roof top communication systems on the roof of the Building with the exception of the elevators roof.

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      20. REAL ESTATE TAXES. Tenant shall pay to Landlord as additional rent an amount equal to Tenant's proportionate share of real property taxes for any tax year during the lease term ("Tenant's Real Property Taxes") which shall be paid in accordance with sections (i) through (iii) below. Tenant's Real Property Taxes shall be prorated on a per diem basis for any partial tax year included within the lease term. Tenant's Real Property Taxes shall be paid as follows:

                  (i) Landlord has informed Tenant that it has estimated the real property taxes on the Land, the Building and the Premises for the first year of the lease term (base year) at $1.39 per rentable square feet. Tenant's obligation hereunder shall be to pay such amount as additional rent as provided in (ii) below until such time as the Land, Building and Premises are assessed by the taxing authority and the corresponding tax bill is issued by such taxing authority.

                  (ii) Thereafter, after receipt of the annual property tax bill for the Land and the Building, Landlord shall furnish Tenant a tax statement together with a copy of said tax bill. Commencing on the Commencement Date, Tenant shall pay one-twelfth (1/12) of Tenant's Real Property Taxes based on Landlord's estimate as provided in (i) above or as shown on the current tax statement, on a monthly basis, together with payments of the Basic Rent, as an estimate and on account of Tenant's Real Property Taxes for the current year, which payments shall continue until receipt by Tenant of a tax statement or other notice from Landlord, pursuant to subsection (iii) below, revising the amount of Tenant's Real Property Taxes or increasing the amount of monthly estimated payments.

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                  (iii) All estimated monthly payments shall be subject to an adjustment when the actual real property taxes for the applicable year can be verified. If the actual taxes are less than the amounts upon which the payments previously made by Tenant were based, Tenant shall receive a credit against the first installment(s) of rent coming due after the end of the calendar year in which such adjustment is received in the amount by which Tenant's payment of Tenant's Real Property Taxes exceeded the payments actually due for the applicable year, or if the lease term has expired, Landlord shall refund the amount of any such overpayment to Tenant within fifteen (15) days after determination of the amount due to Tenant. If the actual taxes are more than the amounts upon which the payments previously made by Tenant were based, the installment of rent next coming due shall include the corresponding retroactive adjustment and subsequent installments of rent shall be adjusted accordingly.

      21. USE OF PREMISES. Tenant may use the Premises to conduct its business consisting of financial services and related activities, including general office, data processing, employee cafeteria with vending machines, print shop, storage and related incidental administrative and office use, and for general office use.

            21.1 Tenant shall keep and maintain the Premises in good order, condition and repair, except to the extent that Landlord is obligated to do so, and shall keep the Premises free of dirt, rubbish and obstructions.

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      22. PARKING.

            22.1 Tenant shall be entitled to the exclusive use of 150 reserved covered parking spaces at no additional cost to Tenant. The locations of those covered parking spaces are indicated in EXHIBIT E.

            22.2 Landlord will provide Tenant 77 additional reserved covered parking spaces rent free for the first two (2) years of the Lease Term at the locations indicated in Exhibit E. After the two (2) year rent-free period, rent for the 77 covered parking spaces will be $90 per parking space per month.

            22.3 Tenant shall have the option to lease from Landlord up to 120 additional reserved covered parking spaces at a cost of $90 per parking space per month.

            22.4 The parking rent is to be paid by Tenant to Landlord as additional rent within the monthly rent invoice. All Tenant reserved parking spaces shall be marked on the pavement by Tenant.

            22.5 In the event that Tenant leases additional office space in the Building, Landlord shall provide Tenant 3.6 additional reserved covered parking spaces for each 1,000 square feet of additional rentable space, at no cost to Tenant.

            22.6 Tenant will have the right to occasional overnight parking of cars, trucks, and trailers in the parking spaces assigned to it.

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      23. UTILITIES. Tenant shall be responsible for the payment of water, gas, electricity, telephone and similar utility services provided to the Premises and utilized by Tenant, all of which shall be separately metered.

            23.1. Tenant and/or Tenant's telecommunication companies, including but not limited to, local exchange telecommunication companies and alternative access vendor service companies, shall have the right of access to, from and within the Building (including a pathway to the Premises) for the installation and operation of Tenant's telecommunications systems including, but not limited to, voice, video, data, and any other telecommunication services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications to, from and within the Building and the Premises.

      24. BUILDING OPERATION AND SERVICES. The Building will be operated as an office building with normal business operation, Monday through Friday from 7:00 a.m. to 8:00 p.m., and Saturdays from 8:00 a.m. to 12:00 p.m. ("Normal Hours"), except for the following legal holidays in the Commonwealth of Puerto Rico: New Year Day (January 1st) , Three Kings Day (January 6th) , Presidents Day, Holy Friday, Memorial Day, U.S. Independence Day (July 4th) , Puerto Rico Constitution Day (July 25th) , Labor Day, Elections Day (election years), Thanksgiving Day, and Christmas Day (December 25). Landlord will provide flexible access to the Building, to the Building's parking garage, and the Premises to Tenant's authorized personnel on a 24 hours a day, 7 days a week basis. The following services shall be provided to the Building and/or the Premises by Landlord:

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                                      -19-

                  (i) ventilating and air conditioning to provide a reasonably comfortable temperature and ventilation in the common areas of the Building and air conditioning for connection to the distribution system on the floor of the Building where the Premises are located during Normal Hours;

                  (ii) water, electric, and telephone services for connection to the distribution system for these services on the floors of the Building where the Premises are located;

                  (iii) cleaning and janitorial services for the Building excluding the Premises, of a scope, quality and frequency of such services customarily provided by landlords of first-class office buildings in San Juan, Puerto Rico;

                  (iv) five (5) fully automatic elevators for the use of tenants and visitors for access to and from the floors of the Building and its parking garage;

                  (v) elevator services for freight and maintenance during Normal Hours;

                  (vi) twenty-four (24) hours a day, seven (7) days a week security services to the Building and the Offices Park which shall consist of at least one (1) security guard on duty at the entrances of the Offices Park;

                  (vii) sprinkler and fire protection system for the Building and the Premises, including regular checking testing and servicing thereof;

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                                      -20-

                  (viii) exterminating services for the Building and the Premises, with a frequency of no less than once a month;

                  (ix) replacement of lighting tubes, lamp bulbs, and ballast required in the common areas of the Building.

            24.1. The services identified above shall be provided by Landlord as part of the Building's operating expenses.

            24.2. In case Landlord is prevented or delayed in furnishing any service to be provided by Landlord to Tenant as set forth in this Agreement for any reason or cause whether or not in Landlord's control, Landlord shall not be liable to Tenant therefore unless the interruption continues unremedied for a period of three (3) consecutive business days, nor shall Tenant be entitled to any abatement or reduction in the Basic Rent or Additional Rent by reason thereof except as provided below, nor shall the same give rise to a claim in Tenant's favor that such absence of Building services constitutes actual or constructive, total or partial eviction, or renders the Premises untenantable. Landlord shall use its best efforts to restore such service as soon as reasonably possible. However, in the event such service is not restored within three (3) business days, whether or not through the fault of Landlord, to the extent that Tenant cannot reasonably use all or any part of the Premises, Basic Rent and Additional Rent shall abate as to such part effective on the fourth (4th) business day and continue until such service is restored. If such service is not restored within sixty (60) consecutive days of interruption, then Tenant shall have the right and option to cancel and terminate this Agreement, on ten (10) days written notice to Landlord, and thereafter shall be relieved of all further liability under this Agreement.

      25. MAINTENANCE, REPAIRS AND JANITORIAL CLEANING SERVICES BY TENANT. Tenant shall, at its sole cost and expense, maintain, repair and provide janitorial services to the interior of the Premises, its doorways, windows (interior cleaning only) and walls, and keep the same in good condition and repair, reasonable wear and tear excepted.

      26. MAINTENANCE AND REPAIRS BY LANDLORD. Landlord shall be responsible for making all repairs necessary to maintain the plumbing, the fire protection, sprinkler and security systems, ventilating, air conditioning and electric systems of the Building and those serving the Premises; the elevators servicing the Building; the electric feeder lines carrying electricity to the distribution boxes servicing each floor of the Building (but not including the cost of maintenance and repair of the electric lines carrying electricity from the distribution box to the Premises); external windows; and structural components of the floors (excluding carpet, linoleum, wood, tiles or other flooring installed by Tenant). Landlord shall be responsible for maintaining any connections to the Building plumbing, electric and air conditioning systems, and for making all repairs to the meters installed for measuring utility consumption. Landlord shall not be obligated to commence any such repairs within the Premises (other than normal air conditioning maintenance) until after receipt of written notice from Tenant that such repair is needed. If any such repair is caused by any act, omission or negligence of Tenant or its employees, agents, invitees, licensees, subtenants, or contractors, Landlord shall have the right to make the repair at Tenant's sole cost and expense, provided that if the damage necessitating such repairs is covered by insurance carried by Landlord or Tenant, the proceeds of such insurance shall be made available by Landlord, or by Tenant, as the case may be, to cover the cost of such repairs. If Tenant requires maintenance, servicing, repair or replacement of any special plumbing, ventilating, air conditioning, electric, fire protection or sprinkler system installed for the Tenant's benefit in the Premises, such as any special air extractor equipment, whether or not such system is tied into the standard Building systems, such maintenance, servicing, repair or replacement shall be made by Landlord, its agents, or contractors, or, if Tenant shall so determine, by engineers or contractors engaged by Tenant but, in either event, at the sole expense of Tenant, unless the need for such repairs is caused solely by the negligence or willful misconduct of Landlord, its contractors, agents or employees. Any repairs by Landlord for Tenant's account shall be performed by Landlord or under Landlord's supervision, and the cost of such repairs shall be at rates competitive in the San Juan market for work of the same type.

            26.1. Landlord shall provide regular maintenance to and service the ventilating and air conditioning equipment servicing the Premises (for example, without limitation, regular filter changes and fan belt replacement). Except with regard to repair or replacement following a casualty or an eminent domain taking, or due to the negligence or willful misconduct of the Landlord, Tenant shall be responsible for all maintenance, repair and replacement of any kind and nature of the Premises, at Tenant's sole expense.

            26.2. If Landlord shall fail to commence repairs or provide maintenance or services as required by this Agreement within ten (10) days after notice by Tenant of needed repairs, maintenance or services, Tenant may cause such repairs, maintenance or services to be made or provided by others for the account of Landlord. Tenant may make or provide for the account of Landlord such temporary emergency repairs and services as may deemed necessary by Tenant.

      27. OPERATING EXPENSES; INSURANCE AND TENANT'S REAL PROPERTY TAXES. During the terms of this Agreement, Tenant shall pay in addition to the Basic Rent, Tenant's proportionate share of all operating expenses, insurance and Tenant's Real Property Taxes for each operating year (the "Additional Rent"), in accordance with the following:

            27.1. Operating expenses shall be all costs incurred by Landlord for the operation, repair and maintenance of: (i) the common areas, parking spaces, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, common area lighting facilities, surrounding areas to the Offices Park, and fences and gates; (ii) trash disposal services;
      (iii) tenant's directories; (iv) fire detection systems, including sprinkler system maintenance and repair; (v) security services; (vi) management services related to the operation of the Building; (vii) any other service to be provided by Landlord related to the operation of the Building; (viii) insurance premiums and deductibles over the Land and the Building; and real property taxes for the Land and the Building.

            27.2. Operating expenses shall not include any special assessment that will have the effect of increasing the value of the Land or the Building; repairs or other work occasioned by fire, hurricane, flooding, windstorm or other insured casualty or hazard, to the extent that Landlord receives proceeds of insurance therefore; any capital repairs or improvements made by Landlord to the Land or the Building; depreciation of the Building; brokers commissions for procuring tenants; advertising expenses; cost of renovating rental spaces; principal or interest payments for any financing; the cost of correcting any construction defects in the Land or the Building; or any other expenses of Landlord not directly related to the operation of the Land or the Building. Tenant's share of management or administration services for the Land and Building shall not exceed four percent (4%) of Tenant's net rental payments for the Premises.

            27.3. All operating expenses shall be "net" and, for that purpose, shall be reduced by the amount of any reimbursement or credit received or receivable by Landlord directly related to an item of cost that is included in operating expenses.

            27.4. Not later than the Commencement Date, and the commencement of each lease year thereafter, Landlord shall submit for the review of Tenant, Landlord's budget of operating expenses for the Land, the Building and the Offices Park for the next lease year (hereafter the "Proposed Schedule of Operating Expenses").

            27.5. Tenant's proportionate share of operating expenses for the Land and Building shall be calculated by dividing the total number of rentable square feet in the Premises by the total number of square feet of rentable space in the Building, and multiplying this result by the operating expenses per rentable square feet reflected in the Proposed Schedule of Operating Expenses for the Land and the Building.

            27.6. Tenant's proportionate share of operating expenses for the Offices Park shall be calculated by dividing the total number of rentable square feet in the Premises by the total number of square feet of rentable space in the Offices Park, and multiplying this result by the operating expenses per rentable square feet reflected in the Proposed Schedule of Operating Expenses for the Offices Park.

            27.7. Tenant's Additional Rent shall be payable by Tenant in advance, in twelve equal monthly installments, together with the payment of Basic Rent.

            27.8. Not later than forty-five (45) calendar days after the close of each calendar year, Landlord shall submit for the review and approval of Tenant a schedule of actual operating expenses incurred by Landlord in connection with the operation of the Land, the Building, and the Offices Park (hereafter the "Schedule of Actual Operating Expenses") for the immediately preceding calendar year. Tenant shall have access to the books and records of Landlord pertaining to the Schedule of Operating Expenses, and the right to audit, review and copy such books and records for the calendar year in question, except in case of fraud in which the term will be extended for an additional three (3) years. Any differences between the Proposed Scheduled of Operating Expenses and the Actual Schedule of Operating Expenses shall be promptly paid by Tenant or credited by Landlord, as the case may be.

            27.9. Notwithstanding any provision herein above contained to the contrary, for the first three (3) years of the Initial Term, the operating expenses per rentable square foot shall be $5.50 plus Tenant's proportionate share of the insurance costs for the Building and the Land, provided however, that the operating expenses for the first three (3) years of the Initial Term are subject to increase only with respect to (i) security and payroll in the event of a Federal Minimum Wage increase and
      (ii) an increase in the Building's utilities costs exceeding 10% of the rates in effect on the Commencement Date.

            27.10. Notwithstanding the provisions of this paragraph 27, it is hereby understood and agreed that, excluding any increases in real property taxes and insurance expenses, increases with respect to operating expenses payable by Tenant hereunder shall never exceed 3% from one calendar year to the next commencing with the fourth (4th) lease year of the Initial Term. In computing the 3% limitation referred to above, increases in the cost of service provided by third party contractors and increases in utilities costs in excess of 10% shall be excluded.

      28. RIGHT OF ENTRY TO REPAIR. Landlord shall have the right to enter the Premises from time to time to inspect or to make repairs and maintenance. Except for the event of an emergency threatening bodily injury or substantial property damage, such inspections, repairs, and maintenance shall be performed with prior reasonable notice to Tenant, in such reasonable manner and at such reasonable times as shall not interfere with Tenant's business operations. In exercising its right of entry, Landlord, its agents and employees shall comply with all rules and regulations as Tenant may have implemented and notified to Landlord.

      29. ENVIRONMENTAL MATTERS. Landlord covenants, warrants, and represents that the Premises, the Building, and the Land will be free of any friable asbestos containing materials.

            Landlord covenants, warrants, and represents that to the best of its knowledge, after thorough investigation, the Premises, the Building, and the Land do not (or will not) contain any environmental contaminants ("toxic contamination") of any kind (including PCBs, except for PCBs that are totally contained within light fixtures and exterior transformers) and will not have a magnetic flux density ("MFD") level greater than 10 milliGauss in any one location, nor an average MFD level greater than 5 milliGauss throughout the Premises. At any time during the term of this Agreement, Tenant shall have the right and option to investigate the Building and the Premises for the presence of asbestos and PCBs and MFD levels and to investigate the Land for the presence of toxic contaminants.

            Landlord covenants, represents, and warrants that all common areas and Building systems shall be maintained in such a way as to keep airborne concentrations of the spores and other by-products of toxic or hazardous molds and other biota to levels that will not be injurious to human health.

            Landlord agrees to indemnify and hold Tenant harmless from any and all damages, losses, expenses (including reasonable attorneys' fees), claims or actions related to or arising out of any subsequent discovery of friable asbestos or toxic contamination at the Premises, the Building or the Land (but excluding Tenant's Improvements.) In the event of such a finding, or in the event of any breach of a covenant, warranty or representation by Landlord under this paragraph, in addition to all other rights and remedies available by Tenant, Tenant shall have the option of terminating this Agreement without penalty of any kind and be released from any liability under the Agreement after the date of such termination.

            29.1. Tenant agrees to indemnify, defend, and hold harmless Landlord, its employees, agents, officers, directors, and assigns from any and all claims, liabilities, costs (including reasonable attorney's fees), and damages out of Tenant's use of the Premises for the release, threatened release, storage, generation, transportation, reclamation, recycling or disposal of any hazardous waste, toxic substance, or any other regulated substance. Such indemnification shall require Tenant to remedy at Tenant's sole cost and expense any release or threatened release of hazardous waste or any regulated substance and shall require Tenant to comply with all federal and local statutes, rules, regulations, ordinances, orders and permits applicable to hazardous waste, toxic substance, or any other regulated substance.

      30. INSURANCE BY LANDLORD. Landlord shall, at all times during the term of this Agreement and any extension thereof, at Landlord's own cost and expense, procure and continue in force insurance coverage: (i) for loss or damage to the Land and the Building, including the Premises (other than Tenant's Improvements), in the amount of the replacement value, providing protection against all perils included within the classification of fire, standard extended coverage, including vandalism and malicious mischief, earthquake, collapse and sprinkler leakage; and (ii) for bodily injury liability and property damage liability insurance coverage in an amount of not less than $3,000,000 for injury or death to any person or for damage to property arising from any one occurrence. Upon completion of all construction work Landlord and Tenant shall determine whether or not it is advisable to procure flood insurance and, if so, set adequate limits of coverage for said peril.

            30.1. For purposes of Landlord obtaining the required insurance coverage, Tenant shall notify Landlord of the cost of Tenant's Improvements, not later than thirty (30) days after their completion date.

      31. INSURANCE BY TENANT. Tenant shall, at all times during the term of this Agreement and any extension thereof, at Tenant's own cost and expense, procure and continue in force insurance coverage for: (i) loss or damage to Tenant's Improvements; (ii) loss or damage to Tenant's personal property including furniture, fixtures and equipment providing protection against all perils included within the classification of fire, standard extended coverage, including vandalism and malicious mischief, earthquake, and sprinkler leakage; and (iii) bodily injury liability and property damage liability insurance coverage in an amount of not less than $3,000,000 for injury or death to any person or for damage to property arising from any one occurrence. Landlord shall be named as additional insured under such policies, and all such policies shall provide for payment for loss thereunder to Tenant or Landlord, as their interest may appear.

      32. INSURANCE POLICIES. All insurance policies shall be with insurance companies licensed to do business in the Commonwealth of Puerto Rico. Each party shall furnish to the other the corresponding certificates of insurance upon reasonable request. No such policy shall be cancelable or subject to reduction of coverage or to any other modification materially affecting coverage except after thirty (30) days prior written notice to the party named as an additional insured. Renewal premiums on such insurance shall be paid not less than ten (10) days prior to expiration of such insurance and the insuring party shall deliver evidence of such renewal to the other party.

            32.1. If either party shall fail to procure and maintain the required insurance coverage, the other may, but shall not be required to, procure and maintain the same at the expense of the other party.

            32.2. Each party shall cooperate with the other in collecting any insurance proceeds due, and shall execute, acknowledge and deliver proofs of loss and other instruments facilitating such collection.

      33. LEASE AGREEMENTS PRESENTLY IN EFFECT. Tenant and Landlord are parties to the following lease agreements in effect on the date of execution of this
Agreement: POP IV (1) dated

January 29, 1999; POP IV(2), dated December l, 1999; POP V (offices) dated April 3, 2001; and POP V (Bank Branch) dated November 9, 2000 (the "Present Leases")

            33.1 In consideration for entering into this Agreement, Tenant and Landlord have agreed as follows with respect to the Present Leases:

                  a. All of Tenant's obligations under the Present Leases shall cease and terminate on the Commencement Date, except with respect to the Bank Branch; and

                  b. Except with respect to the Bank Branch, the Basic Rent under the Present Leases in effect on the date of execution of this Agreement shall be the applicable Basic Rent for all of the spaces under the Present Leases to the date of termination of the Present Leases as provided in a. above.

      34. DAMAGE OR DESTRUCTION. If the Land, the Building or the Premises are damaged or destroyed by fire or other casualty insurable under the terms of this Agreement, Landlord shall promptly repair, replace or rebuild the same. Tenant shall cooperate with Landlord in processing any insurance claims.

            34.1. In the event of such repair, replacement or rebuilding, rent shall be abated in proportion to the extent to which Tenant is deprived of the use and occupancy of the Premises. The full rent shall again become payable after the completion of such repair, replacement or rebuilding.

            34.2. If the Land or the Building is damaged or destroyed to the extent that Tenant cannot reasonably continue to use and occupy the Premises and it will take more than ninety (90) days from the date of the casualty to repair, replace or rebuild, or if Landlord does not repair, replace or rebuild within ninety (90) days from the date of the casualty, then Tenant at its option may terminate this Agreement, effective as of the date of the occurrence of such damage or destruction. In the event that Tenant elects to terminate this Agreement pursuant to the provisions of this paragraph 34.2, Tenant shall have no other remedy, nor any further claims against Landlord, for Landlord's failure to repair, replace or rebuild the Land or the Building, unless such damage or destruction was caused by a negligent act or omission of Landlord, or by those for which Landlord is responsible for at law.

      35. CONDEMNATION. In the event that the whole of the Land or the Building shall be condemned or taken in any manner for any public or quasi-public use, this Agreement shall forthwith cease and terminate as of the date of vesting of title in the condemning authority. In the event that only a part of the Land or the Building shall be so condemned or taken then, effective as of the date of such vesting of title, the rent hereunder for such part shall be equitably abated and this Agreement shall continue unaffected as to such part not so taken, unless terminated as hereafter provided.

            35.1. If only a part of the Land or the Building shall be so condemned or taken and after Tenant and Landlord come to an agreement that the remaining part is inadequate for the continued use of the Premises by Tenant, then Tenant may, at its option, terminate this Agreement effective as of the date of such vesting of title.

            35.2. If only a part of the Land or Building shall be so condemned or taken and this Agreement is not terminated as provided herein, Landlord shall, at its expense, restore with all due diligence the remaining portions of the Land and Building, as nearly as practicable to the same condition as they were in prior to such condemnation or taking. If such restoration shall not be effected within ninety (90) days after the vesting of title to the portion of the Land or Building taken, Tenant shall have the right to terminate this Agreement effective as of the date of such vesting of title.

            35.3. All compensation awarded for any such taking or conveyance, whether for the whole or a part of the leased premises, shall go to and shall be the sole property of Landlord, whether such damages shall be awarded as compensation for the unexpired portion of, or diminution in the value of, the leasehold or for compensation, or damages to the leased premises or otherwise; and the tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to any and all such compensation provided, however, that nothing herein contained shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority, but not against Landlord, for Tenant's relocation and moving expense, provided further that no such claim shall diminish or otherwise affect Landlord's real estate property award.

      36. QUIET ENJOYMENT. Tenant's right to quiet enjoyment of the Premises shall not be disturbed in any respect by Landlord or his successor, transferees and assigns if Tenant is not in default. In the event Landlord shall sell, transfer or encumber all or any portion of the Land or the Building, or its leasehold interest by operation of law, foreclosure or otherwise, or if the premises become subject to the jurisdiction of the bankruptcy court, then it shall be deemed and construed without further agreement that Tenant shall be promptly notified, and that any assignee, transferee, successor, buyer, or third party, including any person appointed by such bankruptcy court has reaffirmed this Agreement, attorney Tenant, and assumed and agreed to take subject to this Agreement and agreed to carry out all covenants, terms and conditions of this Agreement.

      37. DEFAULT BY TENANT. The occurrence of any one of the following events shall constitute a material default and breach of this Agreement by Tenant: (i) the abandonment of the Premises; (ii) failure to make any monthly installment of rent or any other payment when and as due and such failure shall continue for a period of thirty (30) days after written notice to Tenant; or (iii) failure to observe or perform any of the covenants, conditions or provisions of this Agreement, where such failure shall continue for a period of sixty (60) days after written notice from Landlord, provided, however, that Tenant shall not be deemed to be in default if Tenant commenced such cure within said sixty (60) days period and thereafter diligently pursues such cure to completion; or (iv) the making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the filing by or for reorganization or arrangement under any law relating to bankruptcy, or the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets or of Tenant's interest in this Agreement, or the attachment, execution or other judicial seizure of substantially all of the Tenant's assets interest in this Agreement, unless any such action is dismissed or discharged within ninety (90) days.

            37.1. In the event of any such material default or breach by Tenant, Landlord may at any time thereafter, with notice and demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach: (i) terminate the Lease Agreement and Tenant's right to possession of the Premises by any lawful means, in which case Tenant shall after notice and demand surrender possession of the Premises; and (ii) pursue any other remedy now or hereafter available to Landlord under the Lease Agreement or by law.

            37.2. Should Landlord terminate this Agreement for default, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages suffered by reason of such default, including the cost of recovering and reletting the Premises and reasonable attorney's fees.

      38. DEFAULT BY LANDLORD. Landlord shall be in default if Landlord fails in the observance or performance of any of Landlord's covenants, conditions, agreements or obligations contained in the Lease Agreement and such failure continues for a period of sixty (60) days after notice from Tenant.

            38.1. In the event Landlord is in default of any payment or other obligation to a third party, including any tax payments owed on the Land or the Building, and such default may place in jeopardy Landlord's interest over the

      Land, the Building or this Agreement, or may place in jeopardy Tenant's rights under this Agreement, Landlord shall timely notify Tenant of such default, and Tenant shall have the right, but not the obligation, to cure Landlord's default, and the right to collect from Landlord the amount of any payment made or reasonable expenses incurred for Landlord.

            38.2. Tenant may recover from Landlord all damages incurred by Tenant by reason of Landlord's default, including reasonable attorney's fees, and may pursue any other remedy available under this Agreement or by law.

      39. RECORDATION OF LEASE. This Agreement shall be recordable in the appropriate Registry of Property, as a lien. Tenant shall pay all expenses related to the execution and recordation of the public deed containing the terms and conditions of this Agreement. Landlord shall execute all such documents as may be necessary to obtain such recordation. Tenant shall pay for all expenses related to the cancellation of the lease and its recordation in the Registry of Property.

      40. NOTICES. Any notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telefax and e-mail communications) and shall be (as elected by the person giving the notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, at the respective addresses of each party set forth below:

            If to Landlord, to
            Professional Offices Park V, Inc.
            attention: Enrique Vila del Corral
            P.O. Box 11363
            San Juan, Puerto Rico 00922-1363, or
            EVC@professionalofficepark.com

            If to Tenant, to
            Oriental Group
            attention: Norberto Gonzalez
            P.O. Box 195115
            San Juan, Puerto Rico, 00919-5115, or
            NOGONZALEZ@orientalfg.com

            With copies to:

            Rafael Cruz
            PO Box 195115
                 San Juan, Puerto Rico 00919-5115, or
            RCRUZ@orientalfg.com, and

            Carlos O. Souffront
            McConnell Valdes
            P.O. Box 364225
            San Juan, Puerto Rico 00936-4225, or
            COS@mcvpr.com

            Each such notice shall be deemed delivered (i) on the date delivered receipt acknowledged if by personal delivery, (ii) on the date of transmission with confirmed answer back if by telefax, or (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

            By giving to the other party at least fifteen (15) days prior written notice thereof, such party and its permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

      41. RESERVED.

      42. SURRENDER. Upon expiration or sooner termination of this Agreement, Tenant shall surrender the Premises to Landlord, including all improvements and additions constructed or placed by Tenant thereon, except Tenant's trade fixtures, equipment and other movable property, broom clean, free of subtenancies, and in good condition and repair, reasonable wear and tear, damage by fire or other casualty and other conditions not the responsibility or obligation of Tenant to repair or replace excepted.

            42.1. Any trade fixtures, equipment or personal property of Tenant or to any subtenant, not removed shall be deemed abandoned and become the property of Landlord without any payment or offset therefore. Or, if Landlord shall elect, Landlord may remove such fixtures, equipment or property from the Premises and store them at Tenant's risk and expense. Tenant shall repair and restore, and save Landlord harmless from, all damage to the Premises caused by such removal, whether by Tenant or by Landlord.

      43. HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or termination of the Third Extended Term of this Agreement without the express written consent of Landlord, such occupancy shall be a tenancy from month to month at a rental per square foot of 15% over the last monthly rental plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy. Notwithstanding, such holding over by Tenant shall in no event exceed ninety (90) days.

      44. ASSIGNMENT AND SUBLETTING. Tenant may not assign or transfer the Lease Agreement or sublet the Premises either in whole or in part without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

            44.1 Notwithstanding anything to the contrary provided above, Tenant shall have the right, without obtaining Landlord's consent to assign its interest in or sublet the Premises or any part thereof at any time during the lease term, to any parent, subsidiary or affiliate corporation or entity of Tenant; or to the surviving corporation or entity (the "Surviving Entity") in connection with a merger, consolidation, amalgamation or acquisition involving tenant or any of its parents, affiliates or subsidiaries; nor shall any such consent be required in the case of an assignment or sublease to any person, firm or corporation, or any group or combination thereof, who is acquiring all or most of the assets of Tenant, provided that the acquirer undertakes in writing to respect the lease Agreement. In addition, the following shall not be deemed to be an assignment by Tenant of this Agreement: (i) the sale or offering for sale to the public, either pursuant to a public or private offering, of the stock of Tenant or its parent entity or of new stock of Tenant or its parent entity; (ii) the sale or transfer of stock by any stockholders of tenant or its parent entity either through or over a recognized exchange or over-the-counter or privately, and (iii) the sale or transfer of stock pursuant to a will, trust or by gift or devise. Tenant covenants to advise Landlord of the occurrence of any such event. In connection with any assignment of this Agreement to a Surviving Entity, effective as of the date of such assignment, tenant shall be released from all liability under this Agreement, provided that the Surviving Entity assumes all of Tenant's obligation hereunder and agrees to perform all of the obligations of Tenant under this Agreement and that Landlord has consented in writing to such release of Tenant from liability under this Lease Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

            44.2 Tenant's request for Landlord's consent shall be in writing and contain the name, address, and description of the business of the proposed assignee or subtenant, its most recent financial statement and other evidence of financial responsibility and a copy of the proposed sublease or assignment.

            44.3 Within thirty (30) days from receipt of such request that includes the information described in Paragraph 44.2 above, Landlord shall grant or refuse its consent to the proposed assignment, provided, however, that if Landlord shall not notify Tenant to the contrary within said thirty (30) day period, Landlord shall be deemed to have consented to such assignment or sublease.

      45. INDEMNITY. Tenant and Landlord shall promptly and mutually indemnify and save each other harmless and their agents, servants and employees against and from any and all liability, fines, suits, claims, demands, expenses and actions arising by reason of injury to persons or property or violation of any law or ordinance occurring in the Premises, caused in whole or in part by any act or omission on the part of the Tenant or Landlord, or their employees (whether or not acting within the

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                                      -41-

scope of employment) servants, agents, licensees, visitors, assigns or tenants or by any use or occupancy of the Premises or any breach, violation or non performance of any covenant in this Agreement on their part to be observed or performed.

      46. BROKERS. Landlord represents and warrants that Landlord did not engage or deal with any real estate broker in connection with this Agreement. Tenant represents and warrants that Tenant did not engage or deal with any real estate broker in connection with this Agreement. Landlord agrees to save and hold harmless Tenant of and from any brokerage commission or finder's fee claimed with respect to the Agreement, any extension or renewal thereof, any purchase of the Land or the Building by Tenant pursuant to its rights hereunder.

      47. CONSENT NOT UNREASONABLY WITHHELD. Whenever the consent or approval of Landlord or Tenant is required or requested, such consent or approval shall not be unreasonably withheld or delayed.

      48. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provision.

      49. CUMULATIVE RIGHTS. The failure of any of the parties to insist upon a strict performance of any term or condition of this Agreement shall not be a waiver of any right or remedy, or a waiver of any subsequent breach of such term or condition.

            49.1 All rights and remedies of the parties are cumulative. The exercise of one or more rights or remedies

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                                      -42-

      shall not exclude or waive the right to exercise any other. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as the parties deems necessary. The rights and remedies of the parties are in addition to those available as a matter of law.

      50. SUCCESSORS AND ASSIGNS. The covenants, terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors, and assigns.

      51. ENTIRE AGREEMENT. This Agreement supersedes and cancels any and all previous negotiations, arrangements, understandings, agreements, representations, and warranties, if any, between the parties, and none thereof shall be used to interpret or construe this Agreement. This Agreement may not be changed or modified except by agreement in writing executed by the parties.

      52. SEVERABILITY. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall not affect the validity of any other provision.

      Executed in San Juan, Puerto Rico, on the date first written above.

PROFESSIONAL OFFICES PARK V, INC.                ORIENTAL FINANCIAL GROUP, INC.

/s/ Enrique Vila del Corral                      /s/ Norberto Gonzalez
------------------------------                   ------------------------------
Enrique Vila del Corral                          Norberto Gonzalez
President                                        Executive Vice President